Exhibit 99.1

Kinetic Concepts, Inc.
Announces Appointment of Two New Directors

San Antonio, Texas, February 23, 2009 – Kinetic Concepts, Inc. (NYSE: KCI), today announced that in accordance with its By-Laws, the Board of Directors has increased the size of the Board from ten directors to eleven, and has appointed Mr. Craig R. Callen and Dr. Carl F. Kohrt to serve as directors.  Mr. Callen will serve as a member of the Board’s Nominating and Governance Committee and Dr. Kohrt will serve on the Compensation and Technology Committees.

“We are very pleased that Craig and Carl have agreed to serve on KCI’s Board of Directors,” said Ronald W. Dollens, Chairman of the Board of KCI.  “Craig and Carl both bring a great deal of finance and management experience to our Board.  They also understand the critical importance of innovation to our health care system.”

Mr. Callen previously served as Senior Vice President and Head of Strategic Planning and Business Development, and a member of the Executive Committee of Aetna, Inc.  Prior to Aetna, he was Managing Director and Co-head of U.S. health care investment banking at Credit Suisse First Boston (CSFB) and was Co-head of the health care investment banking group at Donaldson, Lufkin & Jenrette prior to its acquisition by CSFB.  In his banking role, he focused exclusively on providing strategic and financial advice to leading health care companies.  Mr. Callen previously served on the board of Sunrise Senior Living, Inc.  He received his MBA from the Harvard Business School and a B.S./B.A. from Boston University.

Dr. Kohrt recently retired as President and Chief Executive Officer of Battelle Memorial Institute, a non-profit 501(c)(3) charitable trust formed in 1925. While with Battelle, Dr. Kohrt oversaw six U.S. National Laboratories for the Department of Energy, and was responsible for the management of 23,000 staff members and $4.8 billion in annual research and development.  Prior to his tenure with Battelle, Dr. Kohrt served as Executive Vice President, Assistant Chief Operating Officer and Chief Technical Officer for Kodak.  Dr. Kohrt is lead director of the Scotts Miracle-Gro Company.  Dr. Kohrt earned a B.S. from Furman University, a Ph.D. from the University of Chicago, and M.S. from MIT.

About KCI

Kinetic Concepts, Inc. is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing - and the lives - of patients around the world.

KCI's three primary businesses include:

Advanced Wound Care - Includes KCI's proprietary Vacuum Assisted Closure, or V.A.C. Therapy System, which has been clinically demonstrated to promote wound healing through unique mechanisms of action while reducing the overall cost of treating patients with complex wounds.

Regenerative Medicine - Represented by KCI's LifeCell business and includes tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects.

Therapeutic Support Systems - Includes specialty hospital beds, mattress replacement systems and overlays designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of patients of size.

The company employs 7,000 people and markets its products in more than 20 countries. For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.